Exhibit 99.1

Simulations Plus Reports Second Quarter Fiscal 2026 Financial Results

Revenue grew 8% with increases in both software and services

RESEARCH TRIANGLE PARK, NC, April 9, 2026 – Simulations Plus, Inc. (Nasdaq: SLP) (“Simulations Plus” or the “Company”), a global leader in model-informed and AI-accelerated drug development that advances biopharma innovation, today reported financial results for its second quarter fiscal 2026, ended February 28, 2026.

Second Quarter 2026 Financial Highlights (as compared to second quarter 2025)

•Total revenue increased 8% to $24.3 million
•Software revenue increased 9% to $14.6 million, representing 60% of total revenue
•Services revenue increased 8% to $9.7 million, representing 40% of total revenue
•Gross profit was $16.1 million and gross margin was 66%, compared to $13.1 million and 59%
•Net income of $4.5 million and diluted earnings per share of $0.22, compared to net income of $3.1 million and diluted EPS of $0.15
•Adjusted EBITDA of $8.7 million, representing 36% of total revenue, compared to $6.6 million, representing 29% of total revenue
•Adjusted net income of $7.0 million and adjusted diluted EPS of $0.35 compared to adjusted net income of $6.2 million and adjusted diluted EPS of $0.31

Six Months 2026 Financial Highlights (as compared to six months 2025)

•Total revenue increased 3% to $42.7 million
•Software revenue decreased 3% to $23.5 million, representing 55% of total revenue
•Services revenue increased 12% to $19.2 million, representing 45% of total revenue
•Gross profit was $27.0 million and gross margin was 63%, compared to $23.3 million and 56%
•Net income of $5.2 million and diluted earnings per share of $0.26, compared to net income of $3.3 million and diluted EPS of $0.16
•Adjusted EBITDA of $12.3 million, representing 29% of total revenue, compared to $11.1 million, representing 27% of total revenue
•Adjusted net income of $9.6 million and adjusted diluted EPS of $0.48, approximately equivalent to the same period last year

Management Commentary

“We delivered solid second quarter results, with revenue increasing by 8%,” said Shawn O’Connor, CEO of Simulations Plus. “Software growth was driven by strong performance in discovery and development solutions, partially offset by an anticipated decline in clinical operations software. We also saw continued success with new logo additions and client upsells. Services revenue growth was primarily driven by development solutions and bookings were strong during the quarter, resulting in an approximately 18% increase in backlog.”

“Market conditions remain favorable. Globally, ongoing most-favored-nation pricing agreements, reduced tariff threats, and an improving funding environment are benefiting our clients. In addition, we believe recent supplemental guidance on new approach methodologies is supporting increased client activity. We are seeing this reflected in strong software renewals, logo activity, and services bookings. Overall, we are pleased with our first‑half fiscal 2026 performance and encouraged by the momentum we see across the business,” concluded O’Connor.

Fiscal 2026 Guidance

The Company is adjusting its guidance range for adjusted diluted EPS from a range of $1.03 - $1.10 to $0.75 - $0.85 to reflect an increase in the expected effective tax rate for fiscal 2026 from 12-14% to 23-25%. All other previously issued guidance metrics remain unchanged.

Fiscal 2026 Guidance
Revenue	$79M - $82M
Revenue growth	0 - 4%
Software mix	57 - 62%
Adjusted EBITDA margin	26 - 30%
Adjusted diluted EPS	$0.75 - $0.85

Webcast and Conference Call Details
Shawn O’Connor, Chief Executive Officer, and Will Frederick, Executive Vice President and Chief Financial Officer, will host a conference call and webcast today, April 9 at 5:00 p.m. Eastern Time to discuss the results and certain forward-looking information. The call may be accessed by registering here or by calling 1-877-451-6152 (domestic) or 1-201-389-0879 (international). The webcast can be accessed on the investor relations page of the Simulations Plus website https://www.simulations-plus.com/investorscorporate-profile/corporate-profile/ where it will also be available for replay approximately one hour following the call.

Non-GAAP Financial Measures
This press release contains “non-GAAP financial measures,” which are measures that either exclude or include amounts that are not excluded or included in the most directly comparable measures calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”).

A further explanation and reconciliation of these non-GAAP financial measures is included below and in the financial tables in this release.

The Company believes that the non-GAAP financial measures presented facilitate an understanding of operating performance and provide a meaningful comparison of its results between periods. The Company’s management uses non-GAAP financial measures to, among other things, evaluate its ongoing operations in relation to historical results, for internal planning and forecasting purposes, and in the calculation of performance-based compensation. Adjusted EBITDA and Adjusted Diluted EPS represent measures that we believe are customarily used by investors and analysts to evaluate the financial performance of companies in addition to the GAAP measures that we present. Our management also believes that these measures are useful in evaluating our core operating results. However, Adjusted EBITDA and Adjusted Diluted EPS are not measures of financial performance under accounting principles generally accepted in the United States of America and should not be considered an alternative to net income, operating income, or diluted EPS as indicators of our operating performance or to net cash provided by operating activities as a measure of our liquidity. We believe the Company’s Adjusted EBITDA and Adjusted Diluted EPS measures provide information that is directly comparable to that provided by other peer companies in our industry, but other companies may calculate non-GAAP financial results differently, particularly related to nonrecurring, unusual items.

Please note that the Company has not reconciled the adjusted EBITDA or adjusted diluted earnings per share forward-looking guidance included in this press release to the most directly comparable GAAP measures because this cannot be done without unreasonable effort due to the variability and low visibility with respect to costs related to acquisitions, financings, and employee stock compensation programs, which are potential adjustments to future earnings. We expect the variability of these items to have a potentially unpredictable, and a potentially significant, impact on our future GAAP financial results.

Adjusted EBITDA

Adjusted EBITDA represents net income excluding the effect of interest expense (income), provision (benefit) for income taxes, depreciation and amortization, equity-based compensation expense, loss (gain) on currency exchange, impairment charges, change in fair value of contingent consideration, reorganization expense, acquisition and integration expense, and other items not indicative of our ongoing operating performance.

Adjusted Net Income and Adjusted Diluted EPS

Adjusted net income and adjusted diluted earnings per share exclude the effect of amortization, equity-based compensation expense, loss (gain) on currency exchange, impairment charges, change in fair value of contingent consideration, reorganization expense, acquisition and integration expense, and other items not indicative of our ongoing operating performance as well as the income tax provision adjustment for such charges.

The Company excludes the above items because they are outside of the Company’s normal operations and/or, in certain cases, are difficult to forecast accurately.

About Simulations Plus, Inc.
Simulations Plus is a global leader in model-informed and AI-accelerated drug development. We create value for our clients by accelerating the discovery, development, and commercialization of pharmaceuticals and other products through innovative science-based software and consulting solutions. For more information, visit www.simulations-plus.com.

Forward-Looking Statements
Except for historical information, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties. Words like “believe,” “will”, “can”, “believe”, “expect,” “anticipate,” and similar expressions (or the negative of such terms, as well as other words or expressions referencing future events, conditions, or circumstances) mean that these are our best estimates as of this writing, but there can be no assurances that expected or anticipated results or events will actually take place, so our actual future results could differ significantly from those statements. Forward-looking statements include but are not limited to statements regarding our fiscal year 2026 guidance, revenue growth, anticipated margins and profitability, demand to software and services, the impact of pricing actions, client spending levels, market conditions, the development, capabilities, regulatory acceptance and commercialization of AI-enabled and could-based solutions, the timing and content of product initiatives discussed at Investor Day, and our ability to execute our long-term strategic vision. These forward-looking statements are based on current assumptions and expectations that involve risks and uncertainties that could cause the actual results to differ materially from those expressed or implied. Factors that could cause or contribute to such differences include, but are not limited to: effectiveness of our internal operational structure, our ability to maintain our competitive advantages and commercialize AI and cloud-enabled solutions, evolving regulatory and data privacy standards governing AI technologies, acceptance of new software and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, market conditions, macroeconomic factors, and a sustainable market. Further information on our risk factors is contained in our quarterly, annual, and current reports and filed with the U.S. Securities and Exchange Commission.

Investor Relations Contact:
Lisa Fortuna
Financial Profiles
310-622-8251
slp@finprofiles.com

SIMULATIONS PLUS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended		Six Months Ended
(in thousands, except per common share and common share data)	February 28, 2026	February 28, 2025	February 28, 2026	February 28, 2025
Revenues
Software	$14,635	$13,484	$23,518	$24,199
Services	9,656	8,948	19,194	17,157
Total revenues	24,291	22,432	42,712	41,356
Cost of revenues
Software	1,648	2,587	3,060	5,225
Services	6,500	6,718	12,618	12,786
Total cost of revenues	8,148	9,305	15,678	18,011
Gross profit	16,143	13,127	27,034	23,345
Operating expenses
Research and development	3,470	2,143	6,450	3,991
Sales and marketing	2,930	3,717	6,109	6,568
General and administrative	4,113	4,555	8,132	9,948
Total operating expenses	10,513	10,415	20,691	20,507
Income from operations	5,630	2,712	6,343	2,838
Other income, net	256	796	513	940

Income before income taxes	5,886	3,508	6,856	3,778
Income tax expense	(1,351)	(434)	(1,645)	(498)
Net income	$4,535	$3,074	$5,211	$3,280

Earnings per share
Basic	$0.22	$0.15	$0.26	$0.16
Diluted	$0.22	$0.15	$0.26	$0.16

Weighted-average common shares outstanding
Basic	20,160	20,097	20,150	20,082
Diluted	20,243	20,277	20,232	20,262

Other comprehensive income (loss), net of tax
Foreign currency translation adjustments	11	(26)	5	(68)
Unrealized gains (losses) on available-for-sale securities	(6)	—	(6)	4
Comprehensive income	$4,540	$3,048	$5,210	$3,216

SIMULATIONS PLUS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands, except per common share and common share data)	February 28, 2026	August 31, 2025
ASSETS
Current assets
Cash and cash equivalents	$25,727	$30,853
Accounts receivable, net of allowance for credit losses of $73 and $187	18,170	9,717
Prepaid income taxes	669	1,777
Prepaid expenses and other current assets	6,885	7,702
Short-term investments	16,109	1,500
Total current assets	67,560	51,549
Long-term assets
Capitalized computer software development costs, net of accumulated amortization of $23,543 and $21,863	11,158	11,117
Property and equipment, net	752	880
Operating lease right-of-use assets	373	407
Intellectual property, net of accumulated amortization of $9,555 and $9,021	5,663	6,197
Other intangible assets, net of accumulated amortization of $4,904 and $4,399	11,327	11,896
Goodwill	43,717	43,717
Deferred tax assets, net	4,589	4,774
Other assets	1,345	1,399
Total assets	$146,484	$131,936
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$803	$470
Accrued compensation	4,398	2,010
Accrued expenses	1,474	1,343
Operating lease liability - current portion	138	206
Deferred revenue	5,530	2,696
Total current liabilities	12,343	6,725
Long-term liabilities
Operating lease liability - net of current portion	370	410
Total liabilities	12,713	7,135
Commitments and contingencies
Shareholders' equity
Preferred stock, $0.001 par value — 10,000,000 shares authorized; no shares issued and outstanding	$—	$—
Common stock, $0.001 par value; 50,000,000 shares authorized, 20,205,482 and 20,137,480 shares issued and outstanding as of February 28, 2026, and August 31, 2025	20	20
Additional paid-in capital	163,176	159,416
Accumulated deficit	(29,153)	(34,364)
Accumulated other comprehensive loss	(272)	(271)
Total shareholders' equity	133,771	124,801
Total liabilities and shareholders' equity	$146,484	131,936

SIMULATIONS PLUS, INC.
Reconciliation of Adjusted EBITDA to Net Income (1)
(Unaudited)

	Three months ended		Six months ended
(in thousands)	February 28, 2026	February 28, 2025	February 28, 2026	February 28, 2025
Net income	$4,535	$3,074	$5,211	$3,280
Excluding:
Interest income and expense, net	(288)	(154)	(555)	(313)
Provision for income taxes	1,351	434	1,645	498
Depreciation and amortization	1,547	2,274	2,893	4,539
Stock-based compensation	1,503	1,557	2,968	3,146
Loss on currency exchange	32	(2)	42	13
Change in value of contingent consideration	—	(640)	—	(640)
Reorganization expense	—	157	—	415
Mergers & Acquisitions expense	55	(122)	65	133
Adjusted EBITDA	$8,735	$6,578	$12,269	$11,071
(1) Numbers may not foot due to rounding

SIMULATIONS PLUS, INC.
Reconciliation of Adjusted Diluted EPS to Diluted EPS (1)
(Unaudited)

	Three months ended		Six months ended
(in thousands, except Diluted EPS and Adjusted Diluted EPS)	February 28, 2026	February 28, 2025	February 28, 2026	February 28, 2025
Net income	$4,535	$3,074	$5,211	$3,280
Excluding:
Amortization	1,460	2,130	2,719	4,260
Stock-based compensation	1,503	1,557	2,968	3,146
(Gain) loss on currency exchange	32	(2)	42	13
Mergers & Acquisitions expense	55	(122)	65	133
Change in value of contingent consideration	—	(640)	—	(640)
Reorganization expense	—	157	—	415
Tax effect on above adjustments	(558)	41	(1,390)	(966)
Adjusted Net income	$7,027	$6,195	$9,615	$9,641
Weighted-avg. common shares outstanding:
Diluted weighted-avg. common shares outstanding	20,243	20,277	20,232	20,262

Diluted EPS	$0.22	$0.15	$0.26	$0.16
Adjusted Diluted EPS	$0.35	$0.31	$0.48	$0.48
(1) Numbers may not foot due to rounding